Exhibit 99.1

CSS Industries, Inc. Reports Results of Operations for the Three and Six Months Ended September 30, 2011

PHILADELPHIA--(BUSINESS WIRE)--October 25, 2011--CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three and six months ended September 30, 2011. During the second quarter of fiscal 2012, the Company sold its Cleo Christmas gift wrap business and is reporting the results of that business as discontinued operations.

Sales for the second quarter of fiscal 2012 increased 3.5% to $139,725,000 from $134,954,000 in the second quarter of fiscal 2011, primarily driven by higher sales of all occasion products. Income from continuing operations before income taxes for the second quarter of fiscal 2012 was $16,304,000 compared to $16,383,000 in the second quarter of fiscal 2011. In the current fiscal year, the Company began to charge incentive compensation expense to the periods in which profits are generated. Due to this change, pre-tax incentive compensation expense for the second quarter of fiscal 2012 was $1,879,000 higher than the second quarter of fiscal 2011. Income from continuing operations for the second quarter of fiscal 2012 was $10,314,000, or $1.06 per diluted share, versus $10,524,000, or $1.08 per diluted share, in the second quarter of the prior fiscal year. Net income for the second quarter of fiscal 2012 was $15,485,000, or $1.59 per diluted share, versus $8,465,000, or $0.87 per diluted share, in the second quarter of fiscal 2011.

Sales for the first half of fiscal 2012 increased 3.4% to $194,294,000 from $187,893,000 in the first half of fiscal 2011, with this increase primarily driven by higher sales of all occasion products. Income from continuing operations before income taxes for the first half of fiscal 2012 was $10,820,000, increasing 34% compared to the $8,070,000 in the prior year largely due to reduced selling, general and administrative expenses in the first half of fiscal 2012, which more than offset the $380,000 of higher incentive compensation expense in the fiscal 2012 period. Income from continuing operations for the first half of fiscal 2012 was $6,867,000, or $0.70 per diluted share, versus $5,193,000, or $0.54 per diluted share, in the first half of fiscal 2011. Net income for the first half of fiscal 2012 was $7,916,000, or $0.81 per diluted share, versus $2,728,000, or $0.28 per diluted share, in the first half of the fiscal 2011. The Company’s highly seasonal orientation has historically resulted in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

As previously announced, the Company, as part of a continuing review of its Cleo gift wrap business, approved a plan to close its manufacturing facility located in Memphis, Tennessee, with an exit to be completed by no later than December 31, 2011. The Company incurred pre-tax expenses of $364,000 associated with the approved plan during the second quarter of fiscal 2012. During the Company’s fiscal year ending March 31, 2012, the Company expects to incur pre-tax expenses of up to $9,000,000 (inclusive of the $5,540,000 and the $364,000 expensed in the first and second quarters of fiscal 2012, respectively), which costs primarily relate to cash expenditures for facility and staff costs (approximately $7,100,000) and non-cash asset write-downs that have already been recognized (approximately $1,900,000). During the second quarter of fiscal 2012, we paid $2,474,000 of cash related to these expenses and we expect to pay the remaining cash expenditures in the third and fourth quarters of fiscal 2012. We also expect to incur $1,070,000 in cash spending during fiscal 2012 relating to this plan that was expensed in fiscal 2011. These amounts remain subject to change due to uncertainty as to the final amount of facility exit and staff costs and other costs related to the closure of this manufacturing facility.

Also in the second quarter of fiscal 2012, the Company sold most of the remaining equipment located in Cleo’s Memphis, TN manufacturing facility to a third party for $825,000. The Company received these proceeds during the second quarter. These proceeds are included as an offset within the $9,000,000 of pre-tax expenses we expect to incur in our fiscal year ending March 31, 2012.

As previously announced in September 2011, the Company entered into an agreement for the sale of the Christmas gift wrap business and certain Cleo assets to Impact Innovations, Inc. (“Impact”). Under this agreement, Impact acquired the Christmas gift wrap portion of Cleo’s business and certain of Cleo’s assets relating to such business, including certain equipment, contract rights, customer lists, intellectual property and other intangible assets. Cleo’s remaining assets, including accounts receivable and inventory were excluded from the sale. Under this agreement, Cleo retained the right and obligation to fulfill all customer orders for Cleo Christmas gift wrap products for Christmas 2011. The purchase price was $7,500,000, of which $2,000,000 was paid to Cleo in cash at closing. The remainder of the purchase price was paid through the issuance by Impact of an unsecured subordinated promissory note, which provides for quarterly payments of interest at 7% and principal payments as follows: $500,000 on March 1, 2012; $2,500,000 on March 1, 2013; and all remaining principal and interest on March 1, 2014. This transaction resulted in a pre-tax gain to the Company of $5,849,000. During the fourth quarter of fiscal 2011, the Company recorded a noncash impairment charge of $11,051,000 as it determined that the fair value of the Cleo asset group was less than the carrying value.

As a result of the sale of its Cleo Christmas gift wrap business, the Company has reported Cleo operations, including the operating results of the business and all exit activities, as discontinued operations, as shown in the following table (amounts in thousands):

Discontinued Operations	Fiscal Year 2012
	First	Second	First
	Quarter	Quarter	Half
Operating results	$(799)	$1,643	$844
Exit costs	(5,540)	(364)	(5,904)
Exit costs - equipment sale	-	825	825
Gain on sale of business to Impact	-	5,849	5,849
Discontinued operations, before income taxes	$(6,339)	$7,953	$1,614
Income tax expense (benefit)	(2,217)	2,782	565
Discontinued operations, net of taxes	$(4,122)	$5,171	$1,049

Discontinued Operations	Fiscal Year 2011
	First	Second	First
	Quarter	Quarter	Half
Operating results, before income taxes	$(624)	$(3,163)	$(3,787)
Income tax (benefit)	(218)	(1,104)	(1,322)
Discontinued operations, net of taxes	$(406)	$(2,059)	$(2,465)

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift wrap, gift bags, gift boxes, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, note cards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements reflecting the amount of cash expenditures and non-cash expenses the Company expects to incur in fiscal 2012 in connection with its plan to close the Memphis manufacturing facility, and the Company’s expectation that it will exit the Memphis facility by no later than December 31, 2011. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, risks associated with the Company’s restructuring plan to close its Memphis manufacturing facility, including the risk that the cost of implementing the plan will exceed expectations, the risk that the expected benefits of the plan will not be realized and the risk that implementation of the plan will interfere with and aversely affect the Company’s operations, sales and financial performance; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2011 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated results of operations for the three and six months ended September 30, 2011 and 2010 and consolidated condensed balance sheets as of September 30, 2011, March 31, 2011 and September 30, 2010 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

SALES	$139,725	$134,954	$194,294	$187,893

COSTS AND EXPENSES
Cost of sales	99,663	94,849	140,096	134,354
Selling, general and administrative expenses	23,528	23,360	43,087	44,886
Interest expense, net	111	384	154	593
Other expense, net	119	(22)	137	(10)
	123,421	118,571	183,474	179,823

INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAXES	16,304	16,383	10,820	8,070

INCOME TAX EXPENSE	5,990	5,859	3,953	2,877

INCOME FROM CONTINUING OPERATIONS	10,314	10,524	6,867	5,193

DISCONTINUED OPERATIONS, NET OF TAXES	5,171	(2,059)	1,049	(2,465)

NET INCOME	$15,485	$8,465	$7,916	$2,728

NET INCOME PER COMMON SHARE
Basic:
Continuing operations	$1.06	$1.09	$0.71	$0.54
Discontinued operations	$0.53	$(0.21)	$0.11	$(0.25)
Total	$1.59	$0.87	$0.81	$0.28

Diluted:
Continuing operations	$1.06	$1.08	$0.70	$0.54
Discontinued operations	$0.53	$(0.21)	$0.11	$(0.25)
Total	$1.59	$0.87	$0.81	$0.28

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,741	9,696	9,738	9,690
Diluted	9,747	9,702	9,743	9,702

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In Thousands)

	September 30,	March 31,	September 30,
	2011	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$614	$48,577	$2,028
Accounts receivable, net	117,522	42,411	119,490
Inventories	91,342	69,093	88,963
Deferred income taxes	3,869	4,051	5,890
Other current assets	16,775	13,268	12,753
Current assets of discontinued operations	37,861	14,914	56,001

Total current assets	267,983	192,314	285,125

PROPERTY, PLANT AND EQUIPMENT, NET	30,950	32,345	38,889

DEFERRED INCOME TAXES	4,586	8,854	5,000

OTHER ASSETS
Goodwill	17,233	17,233	17,233
Intangible assets, net	30,553	31,408	32,394
Other	9,278	4,769	3,906
Long-term assets of discontinued operations	-	-	8,694

Total other assets	57,064	53,410	62,227

Total assets	$360,583	$286,923	$391,241

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term debt	$44,200	$-	$55,690
Current portion of long-term debt	-	66	264
Accrued customer programs	6,801	4,279	7,917
Other current liabilities	54,055	38,245	71,622
Current liabilities of discontinued operations	9,385	3,910	16,740

Total current liabilities	114,441	46,500	152,233

LONG-TERM OBLIGATIONS	4,603	4,764	4,871

STOCKHOLDERS' EQUITY	241,539	235,659	234,137

Total liabilities and stockholders' equity	$360,583	$286,923	$391,241

CONTACT:
CSS Industries, Inc.
Vincent A. Paccapaniccia
Chief Financial Officer
215-569-9900